Exhibit 99.1

Media contact:
Karla Olsen,
director, corporate communications
Phone: 316.299.7463
karla.olsen@WestarEnergy.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 2009 RESULTS

TOPEKA, Kan., Feb. 25, 2010 — Westar Energy, Inc. (NYSE:WR) today announced earnings for the year of $174 million, or $1.58 per share, compared with earnings of $177 million, or $1.69 per share for 2008. Earnings for both years include substantial federal tax benefits related to prior period activity. Setting aside those benefits, 2009 earnings would have been $140 million, or $1.28 per share, compared with 2008 earnings of $138 million, or $1.32 per share.

Following is a reconciliation of GAAP to ongoing (non-GAAP) earnings per share:

	Twelve Months Ended
	Dec. 31, 2009	Dec. 31, 2008
Basic earnings per share	$1.58	$1.69
Less: adjustment for tax benefits	0.30	0.37

Ongoing (non-GAAP) earnings per share	$1.28	$1.32

Fourth quarter earnings were $11 million, or $0.10 per share, compared with earnings of $23 million, or $0.21 per share, for the fourth quarter 2008.

Per share results for both fourth quarter and full year 2009 reflect more shares outstanding as a result of the company having issued shares to fund capital investments.

Westar Energy announces 2009 results	Page 2 of 4

The decrease in 2009 earnings was due primarily to lower energy sales, lower average wholesale energy prices and higher income tax expense. Retail energy sales decreased 4 percent due principally to unusually mild summer weather and lower industrial sales, which were depressed by the recession. Industrial energy sales were 11 percent lower than 2008.

Other factors that reduced earnings in 2009 included higher O&M and depreciation expense associated primarily with increased investments for wind and peaking generation, emission controls and transmission facilities. Higher interest expense also reduced earnings. In addition the company took a $0.04 per share charge related to the proposed settlement of litigation stemming from alleged violations of EPA regulations.

Partially offsetting the items that reduced 2009 earnings were authorized price increases to reflect investments in wind and peaking generation, emission controls and new transmission facilities.

Earnings Guidance

The company announced earnings guidance for 2010 of $1.65 to $1.80 per share. The company has posted to its Web site a summary of factors it considers to be principal drivers and adjustments used in arriving at 2010 earnings guidance. The summary is located under Investor Presentations within the Investors section of the company Web site at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, Feb. 26 with the investment community at 10 a.m. ET (9 a. m. CT). Investors, media and the public may listen to the conference call by dialing 888-680-0892, participant code 53188848. A Web cast of the live conference call will be available at www.WestarEnergy.com.

Westar Energy announces 2009 results	Page 3 of 4

Members of media are invited to listen to the conference call and then contact Karla Olsen with any follow-up questions.

This earnings announcement, a package of detailed year end and fourth quarter 2009 financial information, the company’s annual report on Form 10-K for the period ended Dec. 31, 2009 filed with the Securities and Exchange Commission Feb. 25, 2010, and other filings the company has made with the Securities and Exchange Commission are available on the company’s Web site at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 685,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Westar Energy, Inc. has presented ongoing (non-GAAP) earnings per share in this release and believes this information allows investors to more accurately compare the company’s ongoing performance across periods.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Form 10-K for the period ended Dec. 31, 2009 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Westar Energy announces 2009 results	Page 4 of 4

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	Change	2009	2008	Change

Retail	$316,880	$266,234	$50,646	$1,379,981	$1,287,712	$92,269
Wholesale	86,490	108,319	(21,829)	308,269	413,809	(105,540)
Energy marketing	(280)	1,982	(2,262)	15,440	14,521	919
Other	37,028	29,562	7,466	154,541	122,954	31,587

Total Revenues	$440,118	$406,097	$34,021	$1,858,231	$1,838,996	$19,235

Fuel and purchased power	132,242	136,405	(4,163)	534,864	694,348	(159,484)
Operating and maintenance	124,658	117,182	7,476	516,930	471,838	45,092
Depreciation and amortization	64,990	53,272	11,718	251,534	203,738	47,796
Selling, general and administrative	56,421	47,712	8,709	199,961	184,427	15,534

Total Operating Expenses	378,311	354,571	23,740	1,503,289	1,554,351	(51,062)

Income from Operations	61,807	51,526	10,281	354,942	284,645	70,297

Other (expense) income	(103)	(4,994)	4,891	2,598	3,881	(1,283)
Interest expense	40,591	33,530	7,061	157,360	106,450	50,910
Income tax expense (benefit)	10,496	(9,872)	20,368	58,850	3,936	54,914

Income from Continuing Operations	10,617	22,874	(12,257)	141,330	178,140	(36,810)

Results of discontinued operations, net of tax	767	—	767	33,745	—	33,745

Net Income	11,384	22,874	(11,490)	175,075	178,140	(3,065)
Preferred dividends	242	242	—	970	970	—

Net Income Attributable to Common Stock	$11,142	$22,632	$(11,490)	$174,105	$177,170	$(3,065)

Basic Earnings Per Share	$0.10	$0.21	$(0.11)	$1.58	$1.69	$(0.11)

Average equivalent common shares outstanding	109,960	108,863		109,648	103,958

Dividends declared per share	$0.30	$0.29	$0.01	$1.20	$1.16	$0.04